Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors rYojbaba Co., Ltd.:

We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 5 to Registration Statement of rYojbaba Co., Ltd. and its subsidiary (the “Company”) on Form F-1 of our report dated June 24, 2024, except for Notes 1 and 14, as to which the date is August 2, 2024; and Note 6 as to which the date is August 19, 2024, with respect to our audit of the Company’s consolidated financial statements as of and for the years ended December 31, 2023 and 2022.

We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ TAAD, LLP

Diamond Bar, California

March 3, 2025